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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 15, 2000
                                                         -------------


                             GENESIS WORLDWIDE INC.
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            OHIO                          1-1997                  34-4307810
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(State or other jurisdiction     (Commission File Number)      (I.R.S. Employer
     of incorporation)                                         Identification
                                                                   Number)




           2600 Kettering Tower, Dayton, Ohio                45423
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           (Address of principal executive offices)       (Zip Code)


        Registrant's telephone number, including area code (937) 910-9300
                                                           --------------


        -----------------------------------------------------------------
             (Former name or address, if changed since last report)



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         Item 6.   Resignations of Registrant's Directors.
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         J. William Uhrig notified the Board of Directors of Genesis Worldwide
Inc. (the "Company") on June 15, 2000 that he was resigning immediately as a director of the Company. A copy of Mr. Uhrig's letter to the Board of Directors, dated June 14, 2000, is included as an Exhibit to this Report (the "Letter"). Mr. Uhrig requested that the Letter be made public by filing it with the Securities and Exchange Commission in accordance with this Item 6 of Form 8-K.

         At the request of Mr. Uhrig and Augustine A. Fornataro, both of whom were elected directors of Genesis in November 1999 as designees of Three Cities Research, Inc.(1), the Company held a special meeting of directors on June 12, 2000 for the purpose of considering Mr. Uhrig's recommendation that Richard E. Clemens be removed as President and Chief Executive Officer of the Company. Mr. Uhrig's motion to remove Mr. Clemens did not pass. Messrs. Fornataro and Uhrig voted in favor of the motion. All other directors voted against the motion, except for William R. Graber who was unable to attend the meeting.

         In the Letter,  Mr. Uhrig stated the following:

                  "I urged that he [Mr. Clemens] be replaced and a manager capable of dealing with the challenges facing Genesis be hired. Neither Mr. Clemens nor the Chairman of the Board would call a meeting to discuss this serious issue. When I forced a meeting, the Genesis Board of Directors rejected the proposal....

                  "I have done everything within my power to preserve shareholder value. Because I disagree with the Board of Directors on this fundamental issue, and it has been made clear that the other members of the board believe that






------------------------

         (1)The Company acquired the Herr Voss companies on June 30, 1999, pursuant a stock purchase agreement and related agreements (the "Agreements") between the Company and certain "selling shareholders" as defined in the Agreements. Three Cities Research, Inc. ("TCR") serves as representative of the selling shareholders under the Agreements. As representative of the selling shareholders, TCR has the right to nominate two persons to serve as directors of the Company so long as the selling shareholders continue to hold at least $7.5 million in principal amount of the $15 million subordinated note of the Company which the selling shareholders purchased in June 1999. TCR nominated J. William Uhrig and Augustine A. Fornataro, and they were elected directors of the Company on November 3, 1999. TCR is required to cause one of its nominees to resign when the selling shareholders own less than $7.5 million in principal amount of such note and the other to resign when such note is fully paid. At May 31, 2000, all $15 million of such note was unpaid.



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                  Mr. Clemens' performance is acceptable, there is nothing more
                  I can do to protect shareholder value and thus must leave the board."


         The Company has the following comment on Mr. Uhrig's letter:

                  There was a regular meeting of the Board of Directors of the Company on May 10, 2000. At that meeting at the request of Mr. Uhrig, the Board met in executive session, without Mr. Clemens present, to review Mr. Clemens' performance and to consider the important issues facing the Company. Members of the Board uniformly stated that they were extremely disappointed with the Company's performance after the Herr Voss acquisition in June 1999. Board members, other than Messrs. Uhrig and Fornataro, also stated that they believed Mr. Clemens was a solid operating executive who was well suited to address the Company's difficulties and to implement an appropriate program for improving its performance. They believed that a change in Chief Executive Officer was clearly not in the best interests of the Company and its shareholders.

                  On June 7, 2000, Messrs. Uhrig and Fornataro scheduled a meeting of the Board of Directors of Genesis for June 12, 2000 for the purpose of voting on removing Mr. Clemens as Chief Executive Officer. At the June 12, 2000 meeting, the Board considered again Mr. Uhrig's comments on Mr. Clemens' performance. Mr. Clemens also presented his response to Mr. Uhrig's analysis of the situation. After discussion, the Board (other than Mr. Uhrig and Mr. Fornataro) reaffirmed its prior determination that the Company and its shareholders were best served by retaining Mr. Clemens and supporting his efforts to improve the Company's performance.

         On June 20, 2000, Mr. Fornataro resigned as director of the Company. The Company has been advised that Three Cities Research, Inc. has not yet determined whether it will recommend replacements for Mr. Uhrig and Mr. Fornataro as directors of the Company.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       GENESIS WORLDWIDE INC.


                                       /s/ Richard E. Clemens
                                       ---------------------------------------
                                       Richard E. Clemens
                                       President and Chief Executive Officer





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                                INDEX TO EXHIBITS
                                -----------------

17       LETTER RE DIRECTOR RESIGNATION

         17.1 Letter of J. William Uhrig to the Board of Directors of Genesis Worldwide Inc., dated June 14, 2000.









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